Exhibit 16.1
August 17, 2007
United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Ladies and Gentlemen:
We have been the principal independent registered public accounting firm for Metromedia International Group, Inc. and, under the date of December 14, 2006 have reported on the consolidated financial statements and schedules of Metromedia International Group, Inc. and its subsidiaries as of and for the year ended December 31, 2004. On August 16, 2007, we declined to stand for re-election as the principal independent registered public accounting firm for Metromedia International Group, Inc. Upon the completion of the audit of the consolidated financial statements and schedules of Metromedia International Group, Inc. and its subsidiaries as of and for the year ended December 31, 2005, and the issuance of our report thereon, the client-auditor relationship between Metromedia International Group, Inc. and KPMG Limited will cease. We have read Metromedia International Group, Inc.’s statements included under Item 4.01 of its Current Report on Form 8-K dated August 17, 2007, and we agree with such statements except that we are not in a position to agree or disagree with Metromedia International Group, Inc’s statements that (i) the engagement of Grant Thornton Amyot LLC (GTA) was approved by both the Audit Committee of the Board of Directors and the Board of Directors, (ii) GTA will replace KPMG Limited as principal accountants, and (iii) neither the Company, nor anyone acting on the Company’s behalf consulted GTA or its affiliates regarding any of the matters or events set forth in Item 304(a)(2)(i) and Items 304(a)(2)(ii) of Regulation S-K.
Very truly yours,
/S/ KPMG Limited
KPMG Limited
Moscow, Russia